EXHIBIT 12

        COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                  For the Three Months Ended March 31, 2001

                          (Dollar Amounts in Thousands)

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


                                                          Allegheny
                                                         Generating
                                                           Company

      Earnings:
            Net income                                  $   5,510
            Plus:  Fixed charges (see below)                3,289
                Income taxes                                2,218
                Amort of capitalized interest                 -
            Less:  Capitalized interest                       -

            Total Earnings                              $  11,017


      Fixed Charges:
            Interest on long-term debt                  $   2,407
            Other interest                                    882
            Estimated interest
              component of rentals                            -

            Total Fixed Charges                         $   3,289


            Ratio of Earnings to Fixed Charges               3.35

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